Exhibit 99.1

N E W S B U L L E T I N	RE:
FROM:
FINANCIAL RELATIONS BOARD		2101 Faraday Ave. Carlsbad, CA 92008

(760) 603-9120 Nasdaq: IVOW

FOR FURTHER INFORMATION

AT iVOW:	AT FINANCIAL RELATIONS BOARD:

John R. Lyon

Tony Rossi

Chairman & CEO	Media Contact
jrlyon@vistamt.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 854-8317

For Immediate Release
February 22, 2005

Vista Medical Changes Corporate Name and Ticker Symbol to iVOW

Name change symbolizes the company’s focus on disease management of morbid obesity.

CARLSBAD, February 22, 2005 – Vista Medical Technologies, Inc. (NASDAQ: VMTI) today announced that it has changed its corporate name to iVOW, Inc. with immediate effect.  The Company’s Nasdaq symbol has also been changed to IVOW, effective Wednesday, February 23, 2005.  Michael H. Owens, M.D., currently President of the Company’s subsidiary, VOW Solutions, Inc., will now serve as President of iVOW, Inc.

John R. Lyon, Chairman and CEO, said:  “This change aligns our corporate name with the brand name of our chronic and morbid obesity disease management business.  The choice of name symbolizes a patient’s commitment to the permanent behavior modification required to conquer severe obesity.  As a company, we identify with that commitment and our exclusive business focus is to provide hospitals, physicians, payors and patients with the products, services and management infrastructure to enable successful programs to treat the disease of severe obesity.”

Presentation at Roth Capital Partners Conference

Company management is scheduled to present today (February 22, 2005) at the Roth Capital Partners 17th Annual Growth Stock Conference at 9:30 am PST.

A live webcast of the presentation can be accessed at http://www.wsw.com/webcast/roth5/vmti/.  An archived version will be available at the same web address shortly after the conclusion of the presentation.

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

iVOW

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients.  We also provide specialized vitamins to patients who have undergone obesity surgery.  Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  iVOW is traded on the NASDAQ SmallCap Market under the stock symbol IVOW.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW. Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: our efforts to maintain compliance with the continued listing requirements of the Nasdaq SmallCap Market; our ability to raise additional capital to fund our operations and execute our business plan; our ability to penetrate the market for obesity surgery management services; and customer acceptance of our products and services. Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K/A for the year ended December 31, 2003 and our most recent quarterly report on form 10-Q. We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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